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                                                                     EXHIBIT 8.2

               [LETTERHEAD OF SHEARMAN & STERLING APPEARS HERE]




                                January 23, 1997



Eckerd Corporation
8333 Bryan Dairy Road
Largo, Florida 34647

Ladies and Gentlemen:

     We have acted as special counsel to Eckerd Corporation, a Delaware corporation ("Eckerd"), in connection with the proposed merger (the "Merger") pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of November 2, 1996 (the "Merger Agreement"), between Eckerd, J.C. Penney Company, Inc., a Delaware corporation ("JC Penney") and Omega Acquisition Corporation, a Delaware corporation ("Omega") and a wholly owned subsidiary of JC Penney. Unless otherwise defined, capitalized terms used herein have the meanings assigned to them in the Merger Agreement.

     In delivering our opinion, we have reviewed the Merger Agreement and have assumed that the representations and warranties therein are and will remain true, correct and complete and that the parties have complied with and will continue to comply with the covenants therein. In addition, we have reviewed the Registration Statement on Form S-4, filed by JC Penney with the Securities and Exchange Commission on January 23, 1997 (with all amendments thereto, the "Registration Statement") and have assumed that the statements therein are and will remain true, correct and complete. Any variation or difference in the facts from those set forth or assumed either herein or in the Registration Statement may affect the conclusions stated herein.

     Based on the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder and our consideration of other pertinent authorities, all as in effect on the date hereof, we are of the opinion that the discussion in the Registration Statement under the caption "THE MERGER -- Certain Federal Income Tax Consequences," insofar as it relates to matters of United States federal income tax law, is a fair and accurate summary of such matters. We express no opinion (i) as to whether such description addresses all of the United States federal income tax consequences of the Merger that may be applicable to Eckerd, JC Penney or any particular Eckerd stockholder or (ii) as to the United States federal, state, local, foreign or other tax consequences, other than as set forth in the Registration Statement under the caption "THE MERGER -- Certain Federal Income Tax Consequences." There can be no assurance that contrary positions may not be asserted by the Internal Revenue Service.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                       Very truly yours,


                                                       /s/ Shearman & Sterling

MKW/AFS